Exhibit 99.1

CONSENT OF SVB SECURITIES LLC

We hereby consent to the use of our opinion letter dated April 24, 2023 to the Board of Directors of Assertio Holdings, Inc., included as Annex C to the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Assertio Holdings, Inc., to be filed on the date hereof, and to the references to such opinion in such proxy statement/prospectus under the captions: “Summary – Opinions of Assertio’s Financial Advisors -- Opinion of SVB Securities LLC,” “The Merger – Background of the Merger,” “The Merger – Recommendation of the Assertio Board of Directors; Assertio’s Reasons for the Merger” and “The Merger – Opinions of Assertio’s Financial Advisors -- Opinion of SVB Securities LLC”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ SVB SECURITIES LLC

New York, New York

June 1, 2023